PROPFRMA CONSOLIDATED STATEMENTS OF
INCOME AND OTHER COMPREHENSIVE INCOME
(Stated In US Dollar)

	For years ended December 31,
	2010	2009

Revenues	14,383,519	6,247,818
Cost Of Revenues	11,547,533	5,699,970
Gross Profit	2,835,986	547,847
Operating Expense:
Selling and marketing	145,901	85,236
General and administrative	649,866	386,014
Total operating expenses	795,767	471,251
Income (loss) from operations:	2,040,219	76,596
Other income (expenses):
Other income (expenses)	32,545	36,515
Interest income	30,952	846
Interest expense	-79,354	-60,532
Total other expenses, net	-15,858	-23,171

Provision for income taxes	268,244	3,206
Net income	1,756,117	50,219
Other comprehensive income:

Comprehensive income	1,806,801	63,992
Net income per share:
Basic and diluted	0.079	0.002

Basic and diluted	22,225,200	22,225,200

	40,000,000	40,000,000

	0.0452	0.0016

PROFORMA BALANCE SHEET
(Stated In US Dollar)

	December 31, 2010	December 31, 2009
ASSETS
Current Assets
Cash	657,773	379,003
Accounts receivable due from non-related parties, net of allowance for doubtful accounts of nil and nil as of December 31, 2010 and 2009, respectively	2,774,129	863,296
Accounts receivable due from related parties	545,885	808,998
Non trade accounts receivable due from a non-related party	104,108	100,974
Non trade accounts receivable due from a related party	603,423	556,516
Prepayment to suppliers	121,105	56,709
Inventories	1,010,633	1,380,371
Prepaid expenses and other current assets	140,747	284,577
Total current assets	5,957,803	4,430,443
Property, plant and equipment - net	1,264,636	1,154,446
Total Assets	7,222,439	5,584,890
LIABILITIES AND EQUITY	0	0
Current Liabilities	0	0
Short-term debt	1,207,967	1,171,612
Accounts payable due from non-related parties	3,029,795	3,409,526
Accounts payable due to a related party	71,547	47,663
Advances from customers	4,784	573,955
Income and other taxes payable	665,475	7,167
Accrued expenses and other current liabilities	134,920	73,816
Total current liabilities	5,114,488	5,283,739
Equity	0	0
Common stock, ($1 par value, 50,000 shares authorized and Nil issued and outstanding)	22,225	22,225
Additional paid-in-capital	276,638	298,899
Statutory reserve	172,216	0
Retained earnings	1,549,941	-56,220
Accumulated other comprehensive income	86,931	36,247
Total Equity	2,107,951	301,150
Total Liabilities and Equity	7,222,439	5,584,890

Note 1 – BASIS OF PRESENTATION

In May, 2011, China Green Lighting Limited (“CGL”or the “Company”) entered into a Share Exchange Agreement with Transit Management Holding Corp., a Colorado corporation and its wholly-owned subsidiary, Transit Management, Inc., a Colorado corporation , whereby Transit Management Holding Corp. As a result of the reverse acquisition, the Company became Transit's wholly-owned subsidiary and the former shareholders of the Company became controlling stockholders of Transit.  The share exchange transaction with Transit was treated as a reverse acquisition, with the Company as the accounting acquirer and Transit as the acquired party.

Consequently, the assets and liabilities and the historical operations that will be reflected in the consolidated financial statements for periods prior to the Share Exchange Agreement will be those of the Company and will be recorded at the historical cost basis.  After the completion of the Share Exchange Agreement, the Company’s consolidated financial statements will include the assets and liabilities of the Company and Transit, the historical operations of the Company and the operations of Transit from the closing date of the Share Exchange Agreement.

These pro forma consolidated financial statements are prepared assuming the above transaction occurred on December 31, 2009 (as to the balance sheet) and on January 1, 2009 (as to the income statements).

Audited financial statements of the Company for years ended December 31, 2010 and 2009 and Transit for years ended November 30, 2010 and 2009 have been used in the preparation of these pro forma consolidated financial statements. These pro forma consolidated financial statements should be read in conjunction with the historical financial statements of Transit and the Company.

Base on the share exchange agreement between Transit Management Holding Corp. and China Green Lighting Limited on 13th day of May 2011. an aggregate of 29200 shares of Series A Convertible Preferred Stock, $0.10 par value will be issued at the closing date, which will be converted at 1 share of preferred stock for 1000 shares of common stock. At the same time, the company will approve a 1 for 3 reverse stock split of the outstanding common stock. Eventually, there will be 40,000,000 shares of the Company's common stock issued and outstanding. Earning per share will be $0.0452, 0.0016 for the year of 2010, 2009 respectively.